Exhibit 8.1

355 South Grand Avenue
Los Angeles, California 90071-1560
Tel: +1.213.485.1234 Fax: +1.213.891.8763 www.lw.com FIRM / AFFILIATE OFFICES

February 24, 2011	Abu Dhabi Barcelona Beijing Brussels Chicago Doha Dubai Frankfurt Hamburg Hong Kong	Moscow Munich New Jersey New York Orange County Paris Riyadh Rome San Diego San Francisco
BRE Properties, Inc. 525 Market Street, 4th Floor San Francisco, CA 94105	Houston London Los Angeles Madrid Milan	Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Re:	BRE Properties, Inc.

Ladies and Gentlemen:

We have acted as tax counsel to BRE Properties, Inc., a Maryland corporation (the “Company”), in connection with the registration of shares of common stock of the Company, par value $0.01 per share, under the Company’s Direct Stock Purchase and Dividend Reinvestment Plan, previously registered under a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 8, 2007 (File No. 333-147238), pursuant to (i) a Registration Statement on Form S-3 under the Securities Act filed with the Commission on November 5, 2010 (File No. 333-170388) (as so filed and amended, the “Registration Statement”); (ii) a prospectus dated November 5, 2010 (the “Base Prospectus”); and (iii) a prospectus supplement dated February 24, 2011 (the “Prospectus Supplement”) (together with the Base Prospectus, the “Prospectus”), filed with the Commission pursuant to Rule 424(b) under the Securities Act.

You have requested our opinion concerning certain of the federal income tax considerations relating to the Company. This opinion is based on various facts and assumptions, including the facts set forth in the Registration Statement and the Prospectus concerning the business, assets and governing documents of the Company and its subsidiaries. We have also been furnished with, and with your consent have relied upon, certain representations made by the Company and its subsidiaries with respect to certain factual matters through a certificate of an officer of the Company (the “Officer’s Certificate”).

In our capacity as tax counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. For purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification. In our examination, we

February 24, 2011

have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein only as to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

Based on the facts and subject to the qualifications, assumptions and limitations set forth herein and in the Registration Statement and the Prospectus, it is our opinion that the statements in the Base Prospectus set forth under the caption “United States Federal Income Tax Considerations,” as supplemented by the statements in the Prospectus Supplement set forth under the caption “Supplemental United States Federal Income Tax Considerations,” insofar as they purport to summarize certain provisions of the statutes or regulations referred to therein, are accurate summaries in all material respects.

No opinion is expressed as to any matter not discussed herein.

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Any such change may affect the conclusions stated herein. Also, any variation or difference in the facts from those set forth in the Registration Statement, the Prospectus or the Officer’s Certificate may affect the conclusions stated herein.

This opinion is rendered only to you and is solely for your benefit in connection with the Prospectus Supplement. This opinion may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity for any purpose without our prior written consent, which may be granted or withheld in our discretion, except that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission as of the date hereof, and to the reference to our firm name in the Prospectus under the captions “United States Federal Income Tax Considerations” and “Legal Matters.” In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Latham & Watkins